Exhibit 99.1

CORRECTED COPY
Shake Shack Announces Fourth Quarter and Fiscal Year Ended 2017 Financial Results
- Fourth Quarter Total Revenue Grew 31.2% -
- Fourth Quarter Same-Shack Sales Increased 0.8% -
- Fiscal 2017 Total Revenue Grew 33.6% -
- System-wide Year-Over-Year Unit Growth of 39.5% -

NEW YORK, NY (Business Wire) — February 15, 2018 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the fourth quarter and the fiscal year ended December 27, 2017, periods that included 13 and 52 weeks, respectively.
Financial Highlights for the Fourth Quarter 2017:

▪	Total revenue increased 31.2% to $96.1 million.

▪	Shack sales increased 31.3% to $93.1 million.

▪	Same-Shack sales increased 0.8%.

▪	Operating income increased 17.0% to $5.8 million, or 6.1% of total revenue.

▪	Shack-level operating profit*, a non-GAAP measure, increased 30.3% to $23.5 million, or 25.2% of Shack sales.

▪
Net loss was $11.0 million and net loss attributable to Shake Shack Inc. was $12.5 million, or $(0.47) per diluted share, which included $12.7 million of net expense relating to the enactment of the Tax Cuts and Jobs Act of 2017 (the "TCJA").

▪	Adjusted EBITDA*, a non-GAAP measure, increased 30.7% to $14.9 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 20.0% to $3.9 million, or $0.10 per fully exchanged and diluted share.

▪	16 system-wide Shack openings, including 11 domestic company-operated Shacks and 5 licensed Shacks.
Financial Highlights for the Fiscal Year 2017:

▪	Total revenue increased 33.6% to $358.8 million.

▪	Shack sales increased 33.6% to $346.4 million.

▪	Same-Shack sales decreased 1.2%.

▪	Operating income increased 21.6% to $33.8 million, or 9.4% of total revenue.

▪	Shack-level operating profit*, a non-GAAP measure, increased 25.9% to $92.3 million, or 26.6% of Shack sales.

▪
Net income was $8.9 million and net loss attributable to Shake Shack Inc. was $0.3 million, or $(0.01) per diluted share, which included $12.7 million of net expense relating to the enactment of the TCJA.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 28.7% to $64.7 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 25.4% to $21.0 million, or $0.57 per fully exchanged and diluted share.

▪	45 net system-wide Shack openings, including 26 domestic company-operated Shacks and 19 net licensed Shacks, representing a net 39.5% increase in system-wide Shack count.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income (loss), and adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “I'm incredibly proud of our team's achievements throughout 2017. We delivered another year of robust global growth, opening 26 new company-operated domestic Shacks and 19 net licensed Shacks, representing a nearly 40% increase on our base.  2017 marked a milestone year of digital innovation for Shake Shack, with the launch of the Shack app, self-serve kiosks at select locations and several integrated delivery pilots designed to further enhance the guest digital experience.  We will continue to build on this momentum into 2018 and beyond.”

Garutti concluded, “Looking ahead, 2018 is shaping up to be another exciting year of growth with 32 to 35 new domestic company-operated Shacks, our biggest year of openings to date.  We expect 16 to 18 net new licensed Shacks for the year, with a significant portion of our international growth

Exhibit 99.1

targeted in Asia including our first Shack in Hong Kong.  We’re also focused on further strengthening our infrastructure to deliver against the significant long-term opportunity we have in our sights.  By the end of 2020, we plan to have more than doubled our 2017 system-wide Shack count and increase our revenue to over $700 million."

Development Highlights
During the quarter, the Company opened 11 domestic company-operated Shacks, which included Shack openings in three new markets, San Diego, St. Louis and Milwaukee, as well as the debut of its first kiosk-only, cashless environment at Astor Place in New York City. Additionally, the Company opened five international licensed Shacks during the quarter, with two openings in Japan, which included its first Shack outside of Tokyo, as well as openings in the Middle East and the United Kingdom.

Location	Type	Opening Date
Dallas, TX — Preston Royal	Domestic Company-Operated	September 29
Yokohama, Japan — Minatomirai	International Licensed	September 29
New York, NY — Astor Place	Domestic Company-Operated	October 10
Washington D.C. — The Wharf	Domestic Company-Operated	October 12
San Diego, CA — UTC	Domestic Company-Operated	October 20
Troy, MI — Troy	Domestic Company-Operated	October 25
London, United Kingdom — Cambridge Circus	International Licensed	October 26
Manama, Bahrain — The Avenues Mall	International Licensed	October 29
Tokyo, Japan — Roppongi	International Licensed	November 2
El Segundo, CA — El Segundo	Domestic Company-Operated	November 5
Milwaukee, WI — Third Ward	Domestic Company-Operated	December 6
St. Louis, MO — Central West End	Domestic Company-Operated	December 11
Columbia, MD — Mall in Columbia	Domestic Company-Operated	December 20
Las Vegas, NV — Las Vegas N. Premium Outlets	Domestic Company-Operated	December 20
San Diego, CA — Mission Valley	Domestic Company-Operated	December 21
Jeddah, KSA — Red Sea Mall	International Licensed	December 21
Subsequent to the end of the quarter, the Company opened three international licensed Shacks, including the Company's eighth Shack in Saudi Arabia at the Gallery Mall, its seventh Shack in Japan at Tokyo Dome and its sixth Shack in South Korea at the ICN airport.

Fourth Quarter 2017 Review
Total revenue, which includes Shack sales and licensing revenue, increased 31.2% to $96.1 million in the fourth quarter of 2017, from $73.3 million for the fourth quarter of 2016. Shack sales for the fourth quarter of 2017 were $93.1 million, an increase of 31.3% from $70.9 million in the same quarter last year due primarily to the opening of 26 new domestic company-operated Shacks. Licensing revenue for the fourth quarter was $3.0 million, an increase of 27.9% from $2.4 million in the same quarter last year, primarily due to the opening of 19 net new licensed Shacks and the initial strength of newer Shacks in South Korea.
Same-Shack sales increased 0.8% for the fourth quarter of 2017 versus 1.5% growth in the fourth quarter last year. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the fourth quarter of 2017, the comparable Shack base included 43 Shacks versus 29 Shacks for the fourth quarter of 2016.
Average weekly sales for domestic company-operated Shacks was $85,000 for the fourth quarter of 2017 compared to $90,000 for the same quarter last year, a 5.6% decrease, primarily due to the addition of newer Shacks at lower average unit volumes.
Operating income increased 17.0% to $5.8 million for the fourth quarter of 2017 from $5.0 million in the same quarter last year. Operating income margins decreased 70 basis points to 6.1%. Shack-level operating profit, a non-GAAP measure, increased 30.3% to $23.5 million for the fourth quarter of 2017 from $18.0 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 20 basis points to 25.2% primarily due to (i) increased labor and related expenses resulting from the company-wide increase to the starting hourly wage that was implemented at the beginning of the fiscal year and regulatory factors, such as the Fair Workweek legislation in New York; (ii) other operating expense deleverage driven mainly by certain fixed expenses and an increase in facility costs as our Shacks mature; and (iii) the introduction of a broader range of unit volume Shacks into the system. A reconciliation of operating income to Shack-level operating profit, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

General and administrative expenses increased to $11.7 million for the fourth quarter of 2017 from $8.3 million in the same quarter last year. As a percentage of total revenue, general and administrative expenses increased to 12.1% for the fourth quarter of 2017 from 11.3% in the fourth quarter last year, primarily due to higher payroll expense from increased headcount at the home office to support future growth plans, technology development costs related to our digital products, initial costs related to Project Concrete, the Company's operational and financial systems upgrade initiative, and duplicative non-cash deferred rent related to the Company's new home office.
In December 2017, the Tax Cuts and Jobs Act of 2017 (the "TCJA") was enacted into law. The TCJA provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended, including a reduction of the U.S. federal corporate income tax rate from 35% to 21%, among other provisions. As a result of the TCJA, the Company recognized a $125.9 million benefit in other income related to the reduction in liabilities under its tax receivable agreement. The Company also recognized an additional $138.6 million of income tax expense as a provisional amount, relating to the remeasurement of its deferred tax assets.
Net loss attributable to Shake Shack Inc. was $12.5 million, or $(0.47) per diluted share, for the fourth quarter of 2017, compared to income of $3.9 million, or $0.15 per diluted share, for the same period last year.
Adjusted EBITDA, a non-GAAP measure, increased 30.7% to $14.9 million. As a percent of total revenue, adjusted EBITDA margins decreased approximately 10 basis points to 15.5% compared to 15.6% for the year ago period. A reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, was $3.9 million, or $0.10 per fully exchanged and diluted share during the fourth quarter of 2017, compared to $3.3 million, or $0.09 per diluted share during the fourth quarter of 2016. A reconciliation of net income (loss) attributable to Shake Shack Inc. to adjusted pro forma net income is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Fiscal Year 2017 Review
Total revenue increased 33.6% to $358.8 million for fiscal 2017, from $268.5 million for fiscal 2016. The growth in Shack sales was primarily driven by the opening of 26 new domestic company-operated Shacks, partially offset by a decline in same-Shack sales.
Shack sales for fiscal 2017 were $346.4 million, an increase of 33.6% from fiscal 2016. Same-Shack sales decreased 1.2% during fiscal year 2017 versus 4.2% growth in the prior year. For fiscal 2017, the comparable Shack base included 43 Shacks, compared to 29 Shacks for fiscal 2016.
Average unit volume for domestic company-operated Shacks was $4.6 million for 2017 compared to $5.0 million for the prior year, a 7.7% decrease, primarily due to the addition of newer Shacks at lower average unit volumes.
Operating income increased 21.6% to $33.8 million for the fourth quarter of 2017 from $27.8 million in the same quarter last year. Operating income margins decreased 100 basis points to 9.4%. Shack-level operating profit, a non-GAAP measure, increased 25.9% to $92.3 million for fiscal 2017 from $73.3 million for fiscal 2016. As a percentage of Shack sales, Shack-level operating profit margins decreased approximately 170 basis points to 26.6% primarily due to (i) increased labor and related expenses resulting from the company-wide increase to the starting hourly wage that was implemented at the beginning of the fiscal year and regulatory factors, such as the Fair Workweek legislation in New York; (ii) other operating expense deleverage driven mainly by certain fixed expenses and an increase in facility costs as our Shacks mature; and (iii) the introduction of a broader range of unit volume Shacks into the system. A reconciliation of operating income to Shack-level operating profit, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $39.0 million for fiscal 2017 from $30.6 million for fiscal 2016, primarily due to higher payroll expense from increased headcount at the home office to support future growth plans, technology development costs related to our digital products, initial costs related to Project Concrete, the Company's operational and financial systems upgrade initiative, and duplicative non-cash deferred rent related to the Company's new home office. As a percentage of total revenue, general and administrative expenses decreased to 10.9% for fiscal 2017 from 11.4% in fiscal 2016, primarily due to increased levels of Shack sales.
In December 2017, the TCJA was enacted into law. The TCJA provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended, including a reduction of the U.S. federal corporate income tax rate from 35% to 21%, among other provisions. As a result of the TCJA, the Company recognized a $125.9 million benefit in other income related to the reduction in liabilities under its tax receivable agreement. The Company also recognized an additional $138.6 million of income tax expense as a provisional amount, relating to the remeasurement of its deferred tax assets.
Net loss attributable to Shake Shack Inc. was $0.3 million, or $(0.01) per diluted share, for fiscal 2017, compared to income of $12.4 million, or $0.53 per diluted share, for the same period a year ago.
Adjusted EBITDA, a non-GAAP measure, increased 28.7% to $64.7 million from $50.2 million for the fiscal year. As a percent of total revenue, adjusted EBITDA decreased roughly 70 basis points to 18.0% compared to 18.7% for the year ago period. A reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Adjusted pro forma net income, a non-GAAP measure, was $21.0 million, or $0.57 per fully exchanged and diluted share for fiscal 2017, compared to $16.8 million, or $0.46 per fully exchanged and diluted share for fiscal 2016. A reconciliation of net income (loss) attributable to Shake Shack Inc. to adjusted pro forma net income is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
2018 Outlook
For the fiscal year ending December 26, 2018, the Company is providing the following financial outlook:

▪	Total revenue of between $444 million and $448 million inclusive of licensing revenue.

▪	Licensing revenue to be between $12 and $13 million.

▪	Same-Shack sales to be flat, which includes approximately 1.5% to 2% of menu price increases taken in December 2017.

▪	Between 32 and 35 new domestic company-operated Shacks to be opened in fiscal 2018.

▪	Between 16 and 18 net new licensed Shacks to be opened in fiscal 2018.

▪	Average annual sales volume for total domestic company-operated Shacks is expected to be between $4.1 million and $4.2 million.

▪	Shack-level operating profit margin between 24.5% and 25.5%.

▪
General and administrative expenses to between $49 million and $51 million, excluding approximately $4 to $6 million of costs related to Project Concrete, the Company's operational and financial systems upgrade initiative.

▪	Depreciation expense of approximately $32 million.

▪	Pre-opening costs of between $12 million and $13 million.

▪	Interest expense between $2.0 million and $2.2 million.

▪	Adjusted pro forma effective tax rate to between 26.0% and 27.0%.
2020 Targets
By the end of fiscal year 2020, the Company is targeting:

▪	At least 200 domestic company-operated Shacks and at least 120 global licensed Shacks, and

▪	Over $700 million in total revenue.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2017 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (800) 289-0517 or for international callers by dialing (323) 994-2083. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 6373366. The replay will be available until February 22, 2018.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.

Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer. Effective December 29, 2016, the Company changed its methodology for calculating same-Shack sales whereby Shacks enter the comparable base at the beginning of their 25th full fiscal month, whereas previously they entered at the beginning of their 105th full fiscal week. Prior period amounts have been restated to conform to the current period methodology.
"Average unit volume" or "AUV" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUV is calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUV allows the Company to assess changes in guest traffic and per transaction patterns at domestic company-operated Shacks.

"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.

"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization.
“Adjusted EBITDA,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top vienna beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 20 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Epstein, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2018, 2020 targets, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2016, as amended, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Fiscal Quarter Ended				Fiscal Year Ended
	December 27 2017		December 28 2016		December 27 2017		December 28 2016
Shack sales	$93,130	96.9%	$70,920	96.8%	$346,388	96.5%	$259,350	96.6%
Licensing revenue	3,006	3.1%	2,351	3.2%	12,422	3.5%	9,125	3.4%
TOTAL REVENUE	96,136	100.0%	73,271	100.0%	358,810	100.0%	268,475	100.0%
Shack-level operating expenses(1):
Food and paper costs	26,691	28.7%	20,223	28.5%	98,337	28.4%	73,752	28.4%
Labor and related expenses	25,048	26.9%	18,900	26.6%	91,740	26.5%	65,540	25.3%
Other operating expenses	10,425	11.2%	7,471	10.5%	35,805	10.3%	24,946	9.6%
Occupancy and related expenses	7,456	8.0%	6,279	8.9%	28,197	8.1%	21,820	8.4%
General and administrative expenses	11,651	12.1%	8,291	11.3%	39,003	10.9%	30,556	11.4%
Depreciation expense	6,094	6.3%	4,273	5.8%	21,704	6.0%	14,502	5.4%
Pre-opening costs	2,642	2.7%	2,812	3.8%	9,603	2.7%	9,520	3.5%
Loss on disposal of property and equipment	291	0.3%	34	—%	608	0.2%	34	—%
TOTAL EXPENSES	90,298	93.9%	68,283	93.2%	324,997	90.6%	240,670	89.6%
OPERATING INCOME	5,838	6.1%	4,988	6.8%	33,813	9.4%	27,805	10.4%
Other income, net	127,501	132.6%	868	1.2%	128,123	35.7%	1,065	0.4%
Interest expense	(499)	(0.5)%	(107)	(0.1)%	(1,643)	(0.5)%	(374)	(0.1)%
INCOME BEFORE INCOME TAXES	132,840	138.2%	5,749	7.8%	160,293	44.7%	28,496	10.6%
Income tax expense	143,872	149.7%	292	0.4%	151,409	42.2%	6,350	2.4%
NET INCOME (LOSS)	(11,032)	(11.5)%	5,457	7.4%	8,884	2.5%	22,146	8.2%
Less: net income attributable to non-controlling interests	1,431	1.5%	1,537	2.1%	9,204	2.6%	9,700	3.6%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$(12,463)	(13.0)%	$3,920	5.4%	$(320)	(0.1)%	$12,446	4.6%

Earnings (loss) per share of Class A common stock:
Basic	$(0.47)		$0.16		$(0.01)		$0.54
Diluted	$(0.47)		$0.15		$(0.01)		$0.53
Weighted-average shares of Class A common stock outstanding:
Basic	26,305		24,895		25,876		22,956
Diluted	26,305		36,858		25,876		23,449

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	December 27 2017	December 28 2016
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$21,507	$11,607
Total assets	$470,606	$538,194
Total liabilities	$246,127	$336,841
Total equity	$224,479	$201,353

	Fiscal Quarter Ended		Fiscal Year Ended
	December 27 2017	December 28 2016	December 27 2017	December 28 2016
SELECTED OPERATING DATA:
Same-Shack sales growth(1)	0.8%	1.5%	(1.2)%	4.2%
Shacks in the comparable base(1)	43	29	43	29

Shack system-wide sales(2)	$140,622	$107,063	$532,137	$402,791

Average weekly sales
Domestic company-operated	$85	$90	$88	$96

Average unit volumes:
Domestic company-operated	n/a	n/a	$4,598	$4,981
International licensed	n/a	n/a	$3,176	$3,334

Shack-level operating profit(3)	$23,510	$18,047	$92,309	$73,292
Shack-level operating profit margin(3)	25.2%	25.4%	26.6%	28.3%

Adjusted EBITDA(3)	$14,944	$11,436	$64,664	$50,234
Adjusted EBITDA margin(3)	15.5%	15.6%	18.0%	18.7%

Capital expenditures	$20,354	$15,165	$61,533	$54,433

Shack counts (at end of period):
System-wide	159	114	159	114
Domestic company-operated	90	64	90	64
Domestic licensed	10	7	10	7
International licensed	59	43	59	43

(1)
Effective December 29, 2016, the Company changed its methodology for calculating same-Shack sales whereby Shacks enter the comparable base at the beginning of their 25th full fiscal month, whereas previously they entered at the beginning of their 105th full fiscal week. Prior period amounts have been restated to conform to the current period methodology. The change in methodology had an immaterial impact to the same-Shack sales growth for the thirteen and fifty-two weeks ended December 28, 2016.

(2)
Shack system-wide sales is an operating measure and consists of sales from the Company's domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks.

(3)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin are not necessarily equivalent to similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with our GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(dollar amounts in thousands)	December 27 2017	December 28 2016	December 27 2017	December 28 2016
Operating income	$5,838	$4,988	$33,813	$27,805
Less:
Licensing revenue	3,006	2,351	12,422	9,125
Add:
General and administrative expenses	11,651	8,291	39,003	30,556
Depreciation expense	6,094	4,273	21,704	14,502
Pre-opening costs	2,642	2,812	9,603	9,520
Loss on disposal of property and equipment	291	34	608	34
Shack-level operating profit	$23,510	$18,047	$92,309	$73,292

Total revenue	$96,136	$73,271	$358,810	$268,475
Less: licensing revenue	3,006	2,351	12,422	9,125
Shack sales	$93,130	$70,920	$346,388	$259,350

Shack-level operating profit margin	25.2%	25.4%	26.6%	28.3%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
EBITDA and Adjusted EBITDA
EBITDA is defined as net income before net interest, income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and Adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and Adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands)	December 27 2017	December 28 2016	December 27 2017	December 28 2016
Net income (loss)	$(11,032)	$5,457	$8,884	$22,146
Depreciation expense	6,094	4,273	21,704	14,502
Interest expense, net	479	87	1,565	285
Income tax expense	143,872	292	151,409	6,350
EBITDA	139,413	10,109	183,562	43,283

Equity-based compensation	1,800	1,537	5,623	5,354
Deferred rent	216	444	983	2,251
Loss on disposal of property and equipment	291	34	608	34
Executive transition costs(1)	—	—	664	—
Project Concrete(2)	181	—	181	—
Home Office relocation expenses(3)	264	—	264	—
Other income related to the adjustment of liabilities under tax receivable agreement	(1,362)	(688)	(1,362)	(688)
Other income related to the remeasurement of liabilities under tax receivable agreement due to the enactment of the TCJA	(125,859)	—	(125,859)	—
ADJUSTED EBITDA	$14,944	$11,436	$64,664	$50,234

Adjusted EBITDA margin	15.5%	15.6%	18.0%	18.7%

(1)	Represents fees paid to an executive recruiting firm, a non-recurring signing bonus and certain other benefits paid upon the hiring of the Company's chief financial officer.

(2)	Represents consulting and advisory fees related to the Company's operational and financial systems upgrade initiative called Project Concrete.

(3)	Costs incurred in connection with the Company's planned relocation to a new home office, including duplicative non-cash deferred rent and legal costs.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands, except per share amounts)	December 27 2017	December 28 2016	December 27 2017	December 28 2016
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$(12,463)	$3,920	$(320)	$12,446
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	1,431	1,537	9,204	9,700
Executive transition costs(2)	—	—	664	—
Project Concrete(3)	181	—	181	—
Home Office relocation expenses(4)	264	—	264	—
Other income related to the adjustment of liabilities under tax receivable agreement	(1,362)	(688)	(1,362)	(688)
Other income related to the remeasurement of liabilities under tax receivable agreement resulting from the enactment of the TCJA	(125,859)	—	(125,859)	—
Remeasurement of deferred tax assets	138,636	(1,526)	138,636	(1,526)
Income tax expense(5)	3,071	7	(377)	(3,164)
Adjusted pro forma net income	$3,899	$3,250	$21,031	$16,768
Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	26,305	36,858	25,876	23,449
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	10,445	—	10,773	13,360
Dilutive effect of stock options	676	—	555	—
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,426	36,858	37,204	36,809
Adjusted pro forma earnings per fully exchanged share—diluted	$0.10	$0.09	$0.57	$0.46

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)	Represents fees paid to an executive recruiting firm, a non-recurring signing bonus and certain other benefits paid upon the hiring of the Company's chief financial officer.

(3)	Represents consulting and advisory fees related to the Company's operational and financial systems upgrade initiative called Project Concrete.

(4)	Costs incurred in connection with the Company's planned relocation to a new home office, including duplicative non-cash deferred rent and legal costs.

(5)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 35.7% and 38.5% for the fiscal quarter and year ended December 27, 2017, respectively, and 35.8% and 39.7% for the fiscal quarter and year ended December 28, 2016, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.